EXHIBIT 4.1

Axion International Holdings, Inc.

DEMAND PROMISSORY NOTE

$____________	____________

FOR VALUE RECEIVED, Axion International Holdings, Inc., a Colorado corporation (the “Payor”), hereby promises to pay to the order of ____________ or assigns, residing at __________________________________________ (the “Payee”), the principal amount of __________________________________________ ($______________), plus all accrued and unpaid interest from the date of this note (this “Note”) on the unpaid principal balance hereof, upon the terms and conditions specified below.

1.                  Term. The principal balance of this Note, together with all accrued and unpaid interest to date, shall be due and payable at anytime after June 30, 2012 on demand.

2.                  Interest Rate. Interest shall accrue on the unpaid principal balance of this Note at the rate equal to 8.00% per annum.

3.                  Repayment. This Note is one of the Payor’s Demand Promissory Notes (“Notes”) referred to in the Memorandum of Understanding dated as of April 25, 2012 (the “Memorandum of Understanding”), among Payor, Payee, ____________, and ____________. The Memorandum of Understanding contains provisions, among others, for the outstanding principal balance on this Note to be applied against payment by the Payee for the Convertible Promissory Notes to be issued by the Payor pursuant to the terms thereof.

4.                  Prepayment. This Note may be prepaid in whole or in part without penalty or additional fees. Any prepayment shall be applied proportionately against the outstanding balances due under all the Notes.

5.                  Defenses. The obligations of the Payor under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

6.                  Replacement of Note. Upon receipt by the Payor of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and, in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Note, the Payor will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 6 shall be dated as of the date of this Note.

7.                  Amendments and Waivers. No previous waiver and no failure or delay by the Payee or the Payor in acting with respect to the terms of this Note shall constitute a waiver of any breach, default or failure of condition under this Note. Any amendment or waiver of any term of this Note must be made in writing and signed by the Payee and shall be limited to the express terms of such amendment or waiver, as applicable. The Payor hereby expressly waives presentment and demand for payment at such time as payment is due under this Note.

1

8.                  Governing Law. This Note is made and delivered in, and will be governed by and construed in accordance with the laws of, the State of Delaware without reference or regard to the conflicts of law rules thereof.

9.                  Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to the Payor or the Payee in accordance with the provisions of the Memorandum of Understanding.

10.              Enforcement. In the event that the Payee is required to take any action with respect to this Note, including, but not limited to, any enforcement action taken with respect to the collection of the amounts owed by Payor, Payor shall pay all fees or expenses incurred by Payee with regard to any such action.

11.              Subordination. This Note shall not be made subordinate or subject in right of payment to the prior payment to any other indebtedness of the Payor.

[Signature page follows]

2

IN WITNESS WHEREOF, the Payor has caused this Note to be duly executed by its duly authorized officer as of the date first written above.

AXION INTERNATIONAL HOLDINGS, INC.

By:
Name: Steve Silverman Title: CEO